Exhibit 99.h(4)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Funds, Individually and not Jointly, As Indicated on the Schedule A

And

Boston Financial Data Services, Inc.

This amendment (the “Amendment”) is made as of this 15th day of November, 2006 between Each of the Funds, Individually and not Jointly, As Indicated on the Schedule A (the “Fund(s)”) and Boston Financial Data Services, Inc. (the “Transfer Agent”).  In accordance with the terms of the Transfer Agency and Service Agreement between the Funds and the Transfer Agent dated as of February 1, 2001 (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Section 1.2(f) OverflowTelephone Support.  Section 1.2(f) of the Agreement is deleted in its entirety and the following language is inserted in lieu thereof:

“(f)  Call Center Services.  Upon request of the Funds, the Transfer Agent shall answer telephone inquiries from 8:30 a.m. to 6:00 p.m., eastern time, each day on which the New York Stock Exchange is open for trading.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders, broker-dealers and financial intermediaries on behalf of such Shareholders in accordance with the telephone scripts provided by the Funds to the Transfer Agent.  Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Funds, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;”

2.               Section 12.1  Term.  Section 12 of the Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“12.1                                          Term.  The term of this Agreement shall be from November 15, 2006 through September 30, 2007 (the “Term”) unless a terminating party gives written notice to the other party at least one hundred and twenty (120) days before the expiration of the Term.  This Agreement will renew automatically for additional twelve (12) month periods (the “Renewal Term”), unless a terminating party gives written notice to the other party at least one-hundred and fifty (150) days before the expiration of a Renewal Term.”

3.               Each instance where the words “Initial Term” appear in the Agreement shall now be replaced by the word “Term”;

4.               Section 12.2  Early Termination. Section 12.2 is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“12.2                                          Early Termination.  Notwithstanding anything contained in this Agreement to the contrary, should the Fund decide to terminate this Agreement prior to the expiration of the Term, the Funds shall pay to the Transfer Agent all discounts and concessions on fees provided by the Transfer Agent to the Fund which would, other than for such discounts, have been due and owing by the Funds during the Term (currently $360,000 per year).

During the Renewal Term should the Funds terminate the Agreement without the required notice pursuant to Section 12.1, the Funds shall pay to the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement for the five (5) months previous or for the remainder of the term, whichever is greater.”

In the event that the Fund and the Transfer Agent do not agree on a new fee schedule at least one hundred and twenty (120) days prior to the expiration of the Term and neither party has terminated the Agreement pursuant to Section 12, then the parties agree that Schedule 3.1 shall continue to be in effect during the Renewal Term.”

4.             Schedule 3.1.  Schedule 3.1 (Fees) to the Agreement dated October 1, 2004 through September 30, 2007 is hereby amended to add the following language to the list of Activity Based Fees:

“Call Center Services                                                                                                                                                                    $ 1.25/minute±

±Note:  Minimum of $8,500/mo applies”;

The paragraph entitled “Early Termination” is deleted in its entirety.

5.               Schedule A.  The Schedule A dated March 20, 2006 to the Agreement is replaced and superseded with Schedule A attached hereto and dated November 15, 2006.

6.             All defined terms and definitions in the Agreement shall be the same in this Second Amendment except as specifically revised by this Amendment; and

7.               Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE FUNDS, INDIVIDUALLY		BOSTON FINANCIAL DATA SERVICES,
AND NOT JOINTLY, AS INDICATED ON		INC.
THE SCHEDULE A

By:	/s/Michael Pignataro	By:	/s/David J. Madden
	Michael Pignataro		David J. Madden, Vice President
Chief Financial Officer

SCHEDULE A

November 15, 2006

Credit Suisse Capital Appreciation Fund
Credit Suisse Capital Funds
Credit Suisse Large Cap Value Fund
Credit Suisse Small Cap Value Fund
Credit Suisse Commodity Return Strategy Fund
Credit Suisse Emerging Markets Fund
Credit Suisse Fixed Income Fund
Credit Suisse Global Fixed Income Fund, Inc.
Credit Suisse Global Small Cap Fund, Inc.
Credit Suisse Institutional Fund, Inc.
Capital Appreciation Portfolio
International Focus Portfolio
Large Cap Value Portfolio
Credit Suisse International Focus Fund, Inc.
Credit Suisse Japan Equity Fund, Inc.
Credit Suisse Mid-Cap Growth Fund, Inc.
Credit Suisse Opportunity Funds
Credit Suisse High Income Fund
Credit Suisse Absolute Return Fund
Credit Suisse Small Cap Growth Fund, Inc.
Credit Suisse Cash Reserve Fund, Inc.
Credit Suisse Global High Yield Fund, Inc.
Credit Suisse Institutional Fixed Income Fund, Inc.
Credit Suisse Institutional Money Market Fund, Inc.
Government Portfolio
Prime Portfolio
Credit Suisse Large Cap Blend Fund, Inc.
Credit Suisse Short Duration Bond Fund
Credit Suisse Trust
Blue Chip Portfolio
Commodity Return Strategy Portfolio
Emerging Markets Portfolio
Global Small Cap Portfolio
International Focus Portfolio
Large Cap Value Portfolio
Mid-Cap Growth Portfolio
Small Cap Growth Portfolio
Small Cap Value Portfolio

EACH OF THE FUNDS, INDIVIDUALLY		BOSTON FINANCIAL DATA SERVICES,
AND NOT JOINTLY, AS INDICATED ON		INC.
THE SCHEDULE A

By:	/s/Michael Pignataro	By:	/s/David J. Madden
	Michael Pignataro		David J. Madden, Vice President
Chief Financial Officer